Exhibit 99.1

RISK FACTORS

If we do not complete our expected credit financing, our liquidity could be materially adversely affected which could materially adversely affect our stock price and our ability to raise capital and operate our business.

On August 31, 2022, we announced that the Company has secured financing commitments for an amendment to our asset-based revolving credit facility (the “Amended Credit Agreement”). If it is completed the Amended Credit Agreement will increase the aggregate revolving commitments under the asset-based revolving credit facility (the “ABL Facility”) by approximately $130 million to $1.13 billion. In addition, the Amended Credit Agreement would provide for a first-in-last-out term loan facility of $375 million, which is expected to be fully drawn shortly after entry (the “FILO Facility” and together with the amendment to the ABL Facility, the “Credit Facilities”). The amended ABL Facility is expected to mature in August, 2026, unless required to mature earlier pursuant to the terms of the Amended Credit Agreement. The FILO Facility is expected to mature in August, 2027, unless required to mature earlier pursuant to the terms of the Amended Credit Agreement. The financing commitments are subject to customary closing conditions. There is no guarantee that the closing conditions will be satisfied and there is a risk that we will not ultimately complete the Credit Facilities. If we are unable to close the Credit Facilities our liquidity would be materially adversely affected, which would have a material adverse effect on our stock price and our ability to operate our business, finance merchandise and inventory purchases, obtain vendor and supplier financing, pay our debt and make planned capital expenditures.

Changes in our credit ratings have limited, and may continue to limit, our access to capital markets and adversely affect our liquidity.

The credit rating agencies periodically review our capital structure and the quality and stability of our earnings. Downgrades to our long-term credit ratings have resulted in, and could continue to result in, reduced access to the credit and capital markets and higher interest costs on future financings, if any. For example, S&P Global Ratings recently downgraded our long-term credit rating to B- with a negative outlook. The future availability of financing will depend on a variety of factors such as economic and market conditions, the availability of credit and our credit ratings, as well as the possibility that lenders could develop a negative perception of us. There is no assurance that we will be able to obtain additional financing or be able to refinance existing debt on favorable terms or at all, which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Our arrangements with our suppliers and vendors may be impacted by our financial results or financial position.

Substantially all of our merchandise suppliers and vendors sell to us on open account purchase terms. In the fiscal year ending February 26, 2022, we purchased our merchandise from approximately 4,600 suppliers with our largest supplier accounting for approximately 5% of our merchandise purchases and the ten largest suppliers accounting for approximately 23% of such purchases. We have no long-term contracts for the purchases of merchandise. There is a risk that our key suppliers and vendors could respond to any actual, apparent or perceived decrease in or any concern with our financial results or liquidity by requiring or conditioning their sale of merchandise to us on more stringent or more costly payment terms, such as by requiring standby letters of credit, earlier or advance payment of invoices, payment upon delivery, payment ahead of delivery or other assurances or credit support or by choosing not to sell merchandise to us on a timely basis or at all. For example, as of August 30, 2022 certain of our vendors and suppliers have requested and/or been granted more stringent payment terms, stand-by letters of credit and/or earlier or advanced payment of invoices. Our arrangements with our suppliers and vendors may also be impacted by media reports or rumors, regardless of accuracy, regarding our financial position. Our need for additional liquidity could significantly increase and our supply of merchandise could be materially disrupted if a significant portion of our key suppliers and vendors took one or more of the actions described above, which could have a material adverse effect on our sales, customer satisfaction, cash flows, liquidity and financial position.

Since fiscal 2019, we have incurred net losses and we expect to continue to incur additional losses in the near term.

We incurred net losses in our most recently completed three fiscal years, including a net loss of $559.6 million for the fiscal year ended February 26, 2022. We may continue to incur net losses in future periods, which would adversely affect our business and financial condition and could have material negative effects on the trading price of our common stock. Additionally, due to the risks inherent in our operations, our future net losses may be greater than our past net losses.

Our credit agreement limits our borrowing capacity to the value of certain of our assets and is secured by certain of our personal property, and lenders may exercise remedies against the collateral if an event of default has occurred and is continuing.

We anticipate entering into the Amended Credit Agreement which will provide for a $1.135 billion asset-based revolving credit facility and a $375 million first-in-last-out term loan credit facility. Our borrowing capacity under our revolving credit facility varies according to the Company’s inventory levels and credit card receivables, net of certain reserves, and our term loan credit facility is subject to a borrowing base consisting of eligible credit card receivables, eligible inventory and eligible intellectual property. In the event of any material decrease in the amount of or appraised value of these assets or upon the disposition of certain material assets, our borrowing capacity under either the ABL Facility or the FILO Facility, would similarly decrease, which could adversely impact our business and liquidity.

The ABL Facility and FILO Facility contain customary affirmative and negative covenants and certain restrictions on operations become applicable if our availability falls below certain thresholds. These covenants could impose significant operating and financial limitations and restrictions on us, including restrictions on our ability to enter into particular transactions such as asset sales and acquisitions, and to engage in other actions that we may believe are advisable or necessary for our business.

Our obligations under the ABL Facility and the FILO Facility are secured by first priority liens on substantially all assets of the Company and certain of its subsidiaries, subject to customary exceptions. In the event of a default that is not cured or waived within any applicable cure periods, the lenders’ commitment to extend further credit under our revolving credit facility could be terminated, our outstanding obligations under the revolving credit facility and FILO Facility could become immediately due and payable, outstanding letters of credit may be required to be cash collateralized and remedies may be exercised against the collateral. If we are unable to borrow under our revolving credit facility, we may not have the necessary cash resources for our operations and, if any event of default occurs under either credit facility, there is no assurance that we would have the cash resources available to repay such accelerated obligations, refinance such indebtedness on commercially reasonable terms, or at all, or cash collateralize our letters of credit, which would have a material adverse effect on our business, financial condition, results of operations and liquidity.

Our business would be adversely affected if we are unable to service our debt obligations.

We have incurred indebtedness under senior unsecured notes, have entered into the ABL Facility and anticipate entering into the Amended Credit Agreement. Our ability to pay interest and principal when due, comply with debt covenants or repurchase the senior unsecured notes if a change of control occurs, will depend upon, among other things, sales and cash flow levels and other factors that affect our future financial and operating performance, including prevailing economic conditions and financial and business factors, many of which are beyond our control. Given the current economic environment, and ongoing challenges to our business, we may be unable to maintain compliance with the minimum fixed charge coverage ratio covenant under the ABL Facility (or, if entered into, the Amended Credit Agreement) in future periods, to the extent the covenant is applicable under the terms of the ABL Facility (or the Amended Credit Agreement, as applicable), which would among other things, result in an event of default under the ABL Facility (or the Amended Credit Agreement, as applicable).

The principal sources of our liquidity are funds generated from operating activities, available cash and cash equivalents, borrowings under our credit facilities and supplier and vendor financing. Our ability to achieve our business and cash flow plans is based on a number of assumptions which involve significant judgments and estimates of future performance, borrowing capacity and credit availability, which cannot at all times be assured.

Accordingly, there is no assurance that cash flows from operations and other internal and external sources of liquidity will at all times be sufficient for our cash requirements. If necessary, we may need to consider actions and steps to improve our cash position and mitigate any potential liquidity shortfall, such as modifying our business plan, pursuing additional financing to the extent available, reducing capital expenditures, pursuing and evaluating other alternatives and opportunities to obtain additional sources of liquidity and other potential actions to reduce costs. There can be no assurance that any of these actions would be successful, sufficient or available on favorable terms. Any inability to generate or obtain sufficient levels of liquidity to meet our cash requirements at the level and times needed would have a material adverse impact on our business and financial position.

If we become unable in the future to generate sufficient cash flow to meet our debt service requirements, we may be forced to take remedial actions such as restructuring or refinancing our debt; seeking additional debt or equity capital; reducing or delaying our business activities, or selling assets. There can be no assurance that any such measures would be successful.

Our ability to obtain any additional financing or any refinancing of our debt, if needed at any time, depends upon many factors, including our existing level of indebtedness and restrictions in our debt facilities, historical business performance, financial projections, the value and sufficiency of collateral, prospects and creditworthiness, external economic conditions and general liquidity in the credit and capital markets. Any additional debt, equity or equity-linked financing may require modification of our existing debt agreements, which there is no assurance would be obtainable. Any additional financing or refinancing could also be extended only at higher costs and require us to satisfy more restrictive covenants, which could further limit or restrict our business and results of operations, or be dilutive to our stockholders.

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